EXHIBIT (p)(2)

Code of Ethics

10/1/09

Pursuant to Rule 204A-1 under the Advisers Act, OMGXT must adhere to OMGXT’s Code of Conduct attached as an Exhibit to this Manual.  A violation of the Code must be promptly reported to the CCO.

South African personnel entering  into an employment contract agreeing to be bound by OMIGSA employee compliance policies, including the Policy on Fraud, Theft, Corruption, Cyber-crime and Associated internal Irregularities, the Code of Ethics, Personal Account Investing Policy, Insider Trading Policy, Conflicts of Interest Policy, E-Mail and Gifts Policy, all of which are attached as an Exhibit to this Manual, shall be deemed to have agreed to adhere to the substantial equivalent of the Code of Conduct.   The CCO shall monitor compliance with these policies, which are also monitored by OMIGSA’s compliance department. Compliance with such policies will ensure compliance with US securities laws.

1

CODE OF CONDUCT

I.

GENERAL OVERVIEW OF THE ADVISERS ACT

The Advisers Act requires the registration of certain classes of investment advisers and imposes detailed regulatory requirements on the activities of SEC registered investment advisers.  This Code applies to OMGXT’s employees.

A.

Fiduciary Duty

The laws and regulations governing investment advisers, promulgated by the SEC, other regulatory bodies, and the courts have consistently taken the view that an investment adviser owes a "fiduciary duty" to its clients.  It is the policy of OMGXT to act in a manner consistent with this position.  Acting as a fiduciary requires that an investment adviser, consistent with its other statutory and regulatory obligations, act solely in the advisory client's best interests when providing investment advice and engaging in other activities on behalf of the client.

B.

Antifraud Provisions - General

Section 206 of the Advisers Act makes it unlawful for investment advisers directly or indirectly:

●

To employ any device, scheme, or artifice to defraud any client or prospective client (Section 206(1));

●

To engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client (Section 206(2));

●

Acting as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining consent of the client to such transaction (Section 206(3)); or

●

To engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative (Section 206(4)).

C.

Conflicts of Interest

Potential conflicts of interest may exist between OMGXT and its U.S. advisory clients under certain circumstances in which OMGXT provides services to clients, including those related to securities transactions as agent (or in certain cases as principal) on behalf of clients.  To the extent such potential conflicts exist, OMGXT will only engage in the activity giving rise to the conflicts if it first obtains the client's informed consent in those circumstances where the client may consent.  In such circumstances, OMGXT must make full disclosure to the advisory client, through Form ADV or otherwise, such as by contract or offering memorandum or similar document.

Sections 206(1) and 206(2) of the Advisers Act address conflicts of interest which may arise in an investment advisory relationship, even though the conflicts may not specifically involve prohibited activities.  Examples of potential conflicts of interest, and the higher standard of disclosure to which they are subject, include:

●

When an adviser or an affiliate of the adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation;

●

When an adviser or an affiliate of the adviser has an interest (e.g., selling commissions, etc.) in an investment being recommended, the extent of the adviser's interest must be disclosed;

●

When an adviser or an affiliate of the adviser recommends that U.S. clients effect transactions through its broker-dealer affiliates, the extent of all adverse interests, including the amount of any compensation the adviser will receive from its employer in connection with the transaction, must be disclosed;

●

When an adviser or an affiliate of the adviser will be buying or selling the same securities as a U.S. client, the client must be informed of this fact and also whether the adviser (or the affiliate) is or may be taking a position inconsistent with the client’s position; and

●

When an adviser or related party compensates a third party for referring a U.S. client, the material terms of the arrangement must be disclosed to, and acknowledged by, the client.

D.

Disclosure Obligations

The Advisers Act and other U.S. laws require disclosure of material information to clients and regulators, and OMGXT is committed to providing such disclosures.   The CCO will assess the need for disclosures and oversee implementation.

All material facts about OMGXT and its personnel must be disclosed in its Form ADV Part I, as amended at least annually by the CCO, which is publicly available.  These facts include financial ability to meet contractual obligations, disciplinary proceedings involving OMGXT or its personnel, management and ownership changes, and other matters.

Pursuant to the “Brochure Rule,” OMGXT must give its Form ADV Part II to clients at the start of the advisory relationship and offer to provide it annually thereafter.  Rule 204-3 under the Advisers Act specifies exact times.

Fees and compensation arrangements may also require separate and prominent disclosures.

SEC Regulation S-P requires disclosure of client privacy policies and procedures to certain clients which is addressed elsewhere in this Code and the OMGXT Compliance Manual.

II.

CODE OF CONDUCT

A.

Introduction

This Code of Conduct (“Code”) has been adopted by OMGXT and is designed to ensure that all employees of OMGXT are aware of and adhere to certain policies and procedures.

B.

Purpose of this Code

Maintaining integrity, both personal and professional, involves more than a strict observance of the securities laws and regulations, and the internal policies that relate to them.  Integrity involves an awareness and active support of the ethical principles that lie behind the legal rules.  The most important of those principles is that the interests of its clients always come first.  Integrity also requires loyalty to OMGXT, fair and honest treatment of competitors and its clients, and respect and concern for fellow employees.  Integrity is not an occasional requirement but a continuing commitment not to take inappropriate advantage of one's position.  OMGXT’s business and its employees are subject to, among other things, the rules and regulations of the SEC and state securities commissions.  OMGXT expects its employees to fully observe and comply with all applicable laws, rules and regulations.  Employees are expected to abide by the highest standards of ethical conduct in their relationships with each other, OMGXT, clients, competitors and the public.  If an employee perceives lapses in those standards, he or she is expected to report them to the CCO.  OMGXT will respond promptly to employee concerns about possible violations of laws, rules and regulations.

C.

Conflicts of Interest

Each OMGXT employee represents OMGXT and, in that capacity, is obligated to act for and in the best interests of OMGXT and its clients at all times.  Certain interests or activities of employees may involve significant actual or potential conflicts with the interests or activities of OMGXT, or its clients, or may give the appearance of conflicts though no actual or potential conflicts exist.  Each employee must be attentive to these conflicts of interest.  Each should scrupulously examine and avoid any activity or situation in which personal or professional behavior directly or indirectly conflicts or may give the appearance of conflicting with the interests of OMGXT, or its clients.

D.

Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer or director, trustee, member, part-time employment, etc.) without the prior written approval of the CEO of OMGXT, or his or her designee.  This requirement extends to affiliations with not-for-profit organizations (such as charitable organizations, endowments and foundations) if the affiliation includes participation in the organization's investment-related matters (such as participation on an investment committee).  Affiliations with outside not-for-profit organizations that do not involve participation in the organization's investment matters do not require approval.  Employees serving as directors or in any analogous position with respect to a company will not be permitted to participate in the process of making investment decisions on behalf of U.S. clients of OMGXT.

E.

Proprietary and Confidential Information

Handling proprietary and confidential information in a professional manner protects OMGXT’s reputation for integrity, promotes OMGXT’s relationships with its clients, safeguards OMGXT’s assets and ensures compliance with the complex regulations governing the financial services industry.  Employees must not disclose proprietary or confidential information to any person outside of OMGXT (including family members), or use it or permit any third party to use it without first obtaining the CCO’s approval.  The following supplements the policies and procedures set forth in OMGXT’s Client Privacy section of its Compliance Manual.

“Proprietary information,” for purposes of this Code, includes information relating to OMGXT not known to the public that may have intrinsic value or that may provide OMGXT with a competitive advantage.  Proprietary information includes information that is obtained, developed or utilized during the ordinary course of employment with OMGXT, whether by the employee or someone else, and is not available to persons outside OMGXT.  Examples of Proprietary information include OMGXT's intellectual property and proprietary processes, internal research reports, research materials supplied to OMGXT by vendors and broker-dealers that are not generally available to the public, minutes of departmental/research meetings and conference calls, and communications with officers of entities in which OMGXT invests.  Proprietary information may be present in various media and forms, including written documents, computer files, diskettes, videotapes, audiotapes and oral communications.

“Confidential information,” for purposes of this Code, includes information that is not generally known to the public about OMGXT, its clients or other parties with which OMGXT has a relationship.  Examples of Confidential information include personal information, financial information, securities trades or holdings, business plans or projections, identities of clients or counterparties of OMGXT, existence and terms of agreements with clients or counterparties or programs and materials on OMGXT’s information systems. Like Proprietary information, Confidential information may be present in various media and forms.

Handling or Communicating Proprietary or Confidential Information

Special precautions must be taken when handling or communicating Proprietary or Confidential information.  Employees should adhere to the following guidelines in situations involving Proprietary or Confidential information:

●

Proprietary or Confidential information may not be circulated or discussed inside or outside OMGXT offices in the presence of unauthorized individuals.  Do not discuss Confidential information in public places such as elevators, hallways or social gatherings.

●

Avoid use of speakerphones when unauthorized persons may overhear conversations.

●

If word-processed documents, facsimiles, electronic mail, spreadsheets or other such materials containing Proprietary or Confidential information are printed or transmitted, the hard copy should be immediately retrieved from the printer or facsimile machine.

●

Exercise care when sending or discussing proprietary or confidential data on voicemail, electronic mail, cell or cordless phones, fax machines or message services.  Make sure to use correct electronic mail addresses or telephone extension numbers and, when applicable, use project and code names.

●

To the extent practical, access to areas of OMGXT where Proprietary or Confidential information could be observed or overheard should be limited.

●

Documents containing Proprietary or Confidential information that is computer generated should be password protected.

●

Special caution should be taken in any surroundings to ensure that neither casual conversation is overheard nor documents circulated.  Proprietary or Confidential information should be discussed only with individuals who need to know the information.

●

Exercise care to avoid placing documents containing Proprietary or Confidential information in areas where they may be read by unauthorized persons and any such documents should be stored in secure locations when they are not in use.

●

Destroy copies of proprietary or confidential documents no longer needed for a project, unless they are required to be saved in complying with applicable record-keeping policies or requirements.

Post-Employment Use of Proprietary or Confidential Information

Employees may not disclose or take Proprietary or Confidential information of OMGXT or its employees or clients when seeking employment outside of OMGXT or after termination.  OMGXT reserves the right to review all materials an employee plans to take with them when they leave OMGXT.

F.

Treatment of Inside Information

“Inside information” is generally defined by securities regulators and others as material non-public information relating to an issuer and/or its securities.  In certain cases, the term can also refer to knowledge of positions taken or to be taken by OMGXT’s clients in the securities markets.  Inside information includes any information that has not been made available to the public, if the information could affect the market price of specific securities or if a significant possibility exists that a reasonable investor would attach importance to the information in deciding whether to buy, sell or retain the securities.  Generally, information is considered to be public only if it has been effectively communicated to the marketplace and sufficient time has passed so that the information has been disseminated widely.  Information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.  Specific examples of Inside information include information about contemplated mergers or acquisitions, tender offers or exchange offers, proposed recapitalizations, impending bankruptcy, uncirculated research reports, imminent block orders, pending government reports and statistics (e.g., the Consumer Price Index, money supply and retail sales figures, interest rate events), financial announcements, forecasts or projections (e.g., estimates of future earnings or losses), changes in dividend policies, articles or reports scheduled to appear in trade or business publications, changes in management, major litigation, significant products or discoveries, financial liquidity problems, fraud within a company or the gain or loss of a substantial customer or supplier.

Employees may not trade, encourage others to trade, or recommend securities or other financial instruments based on Inside information.  It is a violation of OMGXT’s policy and the law of most jurisdictions for the person to whom insiders have communicated or “tipped” Inside information to disclose the information to others or trade in or recommend securities or other financial instruments based on the information.  In most jurisdictions, securities laws require those with Inside information about a securities issuer either to:

●

disclose that information to the public in sufficient time prior to acting upon it; or

●

refrain from disclosing the information to others and refrain from trading in or recommending the purchase or sale of securities or other financial instruments based upon the information.

Consequences of Misusing Inside Information

The improper use or unauthorized disclosure of Inside information by an employee, including trading while in possession of the information, may carry personal, criminal or civil liability and can inflict great damage on both OMGXT and its employees.  At a minimum, the misuse of Inside information can create a negative impression in the eyes of government regulators, the public and the business community toward OMGXT and its employees.  Misuse of information also may be illegal and improper and is likely to result in one or more of the following civil and/or criminal sanctions under both U.S. state and federal law:

●

OMGXT, its management and/or the offending employee may be subject to suits by private plaintiffs for money damages.

●

OMGXT, its management and/or the offending employee may face SEC actions for administrative sanctions and fines substantially exceeding any gains.

●

The offending employee may face criminal penalties, including incarceration and an end to a career in the securities industry.

As the list of potential sanctions illustrates, the improper use or misappropriation of Inside information is a very serious matter.  OMGXT takes its responsibilities under state, federal and non-U.S. law very seriously, and will not and cannot tolerate any such violations.  Any violation of OMGXT’s policy on the improper use or misappropriation of Inside information will be considered extremely serious and will result in sanctions including, potentially, discharge from OMGXT.

It is the duty of every employee to remain constantly alert to possible violations of OMGXT’s policy regarding the use or dissemination of Inside information.  OMGXT expects that all employees who suspect such improper use by any other person will immediately communicate the relevant facts to the CCO.

G.

Front-Running

Misappropriation of Confidential or Inside information includes “front-running” a security trade made by a client of OMGXT.  “Front-running” is taking a long or short position in a security with knowledge that the position or a similar position will soon be taken by a client.  The effect of front running is to take advantage of Confidential or Inside information, which can reasonably be expected to have an immediate and favorable effect on the front-running transaction.  Front-running often has the effect of increasing the cost or decreasing the selling price of the position to a client.

It is OMGXT’s policy that OMGXT and its employees not engage in any activity that reasonably could be viewed as front-running.  As a consequence, any employee who becomes aware of an instance of actual or potential front-running should bring the event to the immediate attention of the CCO.  Any employee who violates OMGXT’s policy on front-running will be subject to immediate disciplinary action including, potentially, discharge from OMGXT.

H.

Scalping

An employee may not purchase a security (or its economic equivalent) with the intention of recommending that the security be purchased for a client, or sell short a security (or its economic equivalent) with the intention of recommending that the security be sold for a client.  The practice, known as “scalping,” is prohibited whether or not the employee realizes a profit from the transaction.  Any employee who violates OMGXT’s policy on scalping will be subject to immediate disciplinary action including, potentially, discharge from OMGXT.

I.

Employee Trading Policy

Incorporating by reference the defined terms in Rule 204A-1 under the Investment Advisers Act, as amended, each Access Person must provide securities Holdings Reports upon hire and annually pursuant to said Rule to the CCO (with the CCO providing his/hers to the CEO), taking into account the full effect of the exceptions contained in the Rule.  Pre-approval is required before the direct or indirect acquisition of beneficial ownership in any security in an initial public offering or in a limited offering, or for the purchase or sale of an OMGXT-advised US fund.

J.

Gifts and Gratuities

OMGXT’s employees and their family members may not accept gifts or special favors in excess of $100 in total in any year from any person or organization with which OMGXT has a current or potential business relationship.  In addition, any and all gifts and gratuities that cause cumulative gifts in any calendar year to exceed $100 must be reported immediately to the CCO.

K.

Improper Use of OMGXT Property

No employee of OMGXT may utilize property of OMGXT or utilize the services of OMGXT, its principals or employees, for his or her personal benefit or the benefit of another person or entity, without proper and express written approval of the CCO.  For this purpose, “property” means both tangible and intangible property, including OMGXT’s and its principals’ and employees’ funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

L.

Personal Interests in OMGXT Business Activities

Any personal or family interest of an OMGXT employee in any OMGXT business activity or transaction must be immediately disclosed to the CCO.

M.

Loans

No employee of OMGXT may borrow funds from or become indebted to, any person, business or company having business dealings or a relationship with OMGXT, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit, etc.), unless the arrangement is disclosed in writing and receives prior approval from the CCO.  Loans, whether or not customary, from any person, business or company having business dealings with OMGXT with respect to which the employee has had personal involvement will require the prior written approval of the CCO.  No employee may use the OMGXT name or position in a particular market or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

N.

Dealings with Government and Industry Regulators

OMGXT’s policy forbids payments of any kind by it, its employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter.  This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances.  This policy encourages employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all employees fulfill their personal obligations to governmental and regulatory bodies.  Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

O.

The Press and Other Media

Communications with the press and other media regarding the business of OMGXT must comply with all applicable regulatory requirements and be accurate, consistent and designed to protect OMGXT’s Proprietary or Confidential information.  Because the regulations regarding these communications are complex, no employee should have such a communication with the press or other media without first consulting with the CEO.  Any employee who is contacted by the media and has not been expressly authorized to communicate with the media by the CEO must state that he or she is not authorized to answer questions on OMGXT’s behalf and direct the inquiring party promptly to the CEO.

P.

Scope of Employee's Actions

An employer can be held responsible as a matter of law for an employee’s conduct within the scope of his or her employment.  In light of this possibility, each employee, when interacting with clients, customers, counterparties or other third parties, should take care to function and perform only in the capacity in which he or she is employed by OMGXT.  The actions of any employee may subject OMGXT to legal action.  Questions regarding the scope of an employee’s employment should be directed to the CCO.

Q.

Protection of the OMGXT Name

Employees should at all times be aware that OMGXT’s name, reputation and credibility are valuable assets and must be safeguarded from any potential misuse.  Care should be exercised to avoid the unauthorized use of OMGXT’s name in any manner that could be misinterpreted to indicate a relationship between OMGXT and any other entity or activity.

R.

Annual Certification

Each US employee will be required to certify annually that he or she has read this Code and that he or she understands it and recognizes that he or she is subject to it.  Each US employee also will be required to certify annually that he or she has complied with the requirements of this Code.

S.

Penalties for Violations of the Code

This Code is designed to ensure compliance with applicable law and to maintain client and investor confidence in OMGXT.  Violations of the Code may result in disciplinary action, including, potentially, termination of employment.  A violation of the Code that also results in a violation of the law will be severely sanctioned, with disciplinary action, including potential termination of employment, or referral of the matter to the appropriate regulatory agency for civil and/or criminal investigation.

T.

Cooperation with OMGXT Investigations

All employees are required to cooperate fully with OMGXT in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against OMGXT.  Employees are expected, if requested, to provide OMGXT with reasonable assistance, including, but not limited to, meeting or consulting with OMGXT and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

U.

General Guidelines

Although not describing every situation in which employees of OMGXT may be confronted with an ethical dilemma, the policies contained in this Code should create an awareness of ethical responsibilities that will enable you to spot a potential problem and make an evaluation of the ethical concerns involved.  In some cases, the following guidelines may be helpful.  First, consider whether the proposed action is legal and conforms to OMGXT’s policy.  Second, consider whether the action might adversely affect client relationships, whether an employee would be embarrassed if the details were known to fellow employees, family or friends, and whether it could be interpreted as being inappropriate.  Finally, if an employee has any question as to the propriety of any activity, he or she should raise the matter with the CCO.  OMGXT personnel all share responsibility for behaving in a manner that will enhance the reputation of OMGXT.  OMGXT asks and requires that every employee make a personal commitment to observe the highest ethical standards and exercise proper judgment in all aspects of his or her business dealings.

OMGXT CODE OF CONDUCT

Certification

The undersigned employee of Old Mutual Global Index Trackers hereby certifies (1) I have read the above Code, understand it and recognize I am subject to it, and (2) I have complied with the Code to date.

By: _________________________

Date:___________________